Exhibit 99.1

For Immediate Release	Symbol: POT
October 29, 2015
Listed: TSX, NYSE

PotashCorp Reports 2015 Third-Quarter Earnings of $0.34 per Share

Key Highlights

•	Third-quarter earnings of $0.34 per share[1], including $0.03 per share related to notable non-cash charges, primarily in phosphate

•	Annual earnings guidance adjusted to $1.55 – $1.65 per share

•	Preparing for closure of Penobsquis mine and inventory shutdowns at Cory, Allan and Lanigan

CEO Commentary

“Broader emerging market concerns have weighed on customer sentiment, contributing to a weaker fertilizer environment in the second half of 2015,” said PotashCorp President and Chief Executive Officer Jochen Tilk. “In response, we are moving forward the permanent closure date of our Penobsquis, New Brunswick mine and planning inventory shutdowns in December at three of our Saskatchewan mines. While we anticipate production in the fourth quarter to be reduced by nearly 500,000 tonnes, we do not expect employee layoffs.”

“Despite challenges over recent months, we are seeing signs of a shift in focus by distributors and farmers to 2016,” Tilk said. “We believe the need for increased global agricultural production – coupled with supportive crop prices – provides a compelling opportunity for farmers.”

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) reported third-quarter earnings of $0.34 per share ($282 million), bringing the nine-month total to $1.28 per share ($1.1 billion). Earnings for both the quarter and the first nine months modestly trailed 2014’s comparable period amounts of $0.38 per share ($317 million) and $1.33 per share ($1.1 billion), respectively.

Gross margin for the quarter totaled $505 million, below the $589 million generated during the third quarter of 2014, primarily due to weaker nitrogen contributions. For the first nine months, improved potash and phosphate contributions largely offset weaker nitrogen performance, as gross margin totaled $1.9 billion, relatively flat compared to the same period in 2014.

Cash from operating activities of $358 million in the third quarter and $1.7 billion for the first nine months of 2015 were below last year’s comparable totals of $574 million and $1.9 billion, respectively. Earnings before finance costs, income taxes, and depreciation and amortization (EBITDA)2 of $593 million for the quarter and $2.1 billion for the first nine months were also below 2014’s comparative figures.

Investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile contributed $37 million to our quarterly earnings, exceeding the $24 million earned in third-quarter 2014. Our nine-month total of $134 million, which included a dividend from Sinofert Holdings Limited (Sinofert) in China, was down from last year’s total of $179 million when we received a $69 million special dividend from ICL. The market value of our investments in these four publicly traded companies equated to approximately $4 billion, or $5 per PotashCorp share, at market close on October 28, 2015.

Market Conditions

Global potash demand remained strong during the quarter as higher volumes to Brazil, India and China helped offset slower purchasing in other markets. With many buyers moving cautiously amidst economic headwinds and significant currency volatility, prices declined in most key potash markets.

In nitrogen, prices for nearly all products were lower compared to third-quarter 2014 as market fundamentals weakened. Rising global supply due in part to lower energy prices – combined with weaker shipments to Latin America – largely overshadowed strong demand from India compared to 2014.

In phosphate, markets for solid fertilizer remained relatively stable. Increased Chinese exports and weaker demand in Latin America more than offset stronger Indian demand and resulted in relatively flat pricing. Other phosphate products were supported by strong demand in North America and India, driving prices for liquid fertilizers, feed and industrial products above those of 2014’s third quarter.

Potash

Potash gross margin of $294 million for 2015’s third quarter was relatively flat compared to the same period last year. This result raised our total for the first nine months to $1.1 billion, 15 percent higher than the comparable period of 2014, primarily due to slightly higher realized prices and lower costs.

Shipments for the quarter reached 2.2 million tonnes, increasing the total for the first nine months of 2015 to 7.0 million tonnes driven largely by offshore demand. Sales volumes for both the quarter and the full year surpassed the results for the comparable periods in 2014. Offshore shipments reached 1.5 million tonnes in the third quarter, with the majority of Canpotex’s3 volumes to Latin America (40 percent) and Other Asian markets (29 percent), while India and China accounted for 15 percent and 11 percent, respectively. North American sales totaled 0.7 million tonnes.

Our average realized potash price of $250 per tonne in the third quarter was down from $281 per tonne in the same period last year due to declining prices in North America and a higher percentage of sales volumes to lower-netback offshore markets.

Cost of goods sold of $113 per tonne in the third quarter was 14 percent lower than the same period last year due to the favorable impact of a weakened Canadian dollar and the deferral of annual maintenance at certain locations to the fourth quarter of 2015.

Nitrogen

Weaker nitrogen prices and lower sales volumes resulted in third-quarter gross margin of $161 million, 31 percent below 2014’s comparable period. These factors also caused our nine-month total of $564 million to trail last year’s record level. Our US operations accounted for 60 percent of our nitrogen gross margin for the quarter, with Trinidad providing the remainder.

Weaker demand, mechanical issues and a planned turnaround at our recently expanded Lima facility kept third-quarter and nine-month sales volumes (1.4 million and 4.4 million tonnes, respectively) below the comparable periods in 2014.

Our average realized price of $319 per tonne during the quarter declined from $356 per tonne in the same period last year as lower energy prices and increased global supply weighed on benchmark prices and realizations for all our products.

Cost of goods sold for the third quarter was $210 per tonne, relatively flat compared to the same period of 2014. The negative impact of reduced sales volumes was partly offset by lower natural gas costs in the US and Trinidad.

Phosphate

Third-quarter phosphate gross margin totaled $50 million, trailing the $61 million earned during the same period last year as higher sales volumes and prices were more than offset by increased costs. For the first nine months, gross margin totaled $180 million, exceeding the $135 million generated in the same period of 2014, which included accelerated depreciation charges related to the closure of our Suwannee River chemical plant.

Sales volumes of 0.8 million tonnes for the quarter were slightly above the same period in 2014, while the 2.1 million tonnes sold in the first nine months of 2015 was 11 percent lower than the previous year’s total due primarily to the absence of production from Suwannee River.

Our average realized phosphate price for the third quarter was $538 per tonne, up from the $517 per tonne realized in the same period last year, primarily reflecting higher netbacks for liquid fertilizer products.

Cost of goods sold of $475 per tonne in the third quarter was 9 percent higher than the same period in 2014. Increased reliability maintenance, a negative adjustment to our asset retirement obligations and other period costs exceeded the notable charges taken in last year’s third quarter and more than offset the positive impact of increased sales volumes.

Financial

Provincial mining and other taxes for the third quarter increased to $79 million from the $52 million recorded in 2014, reflecting the impact of a weaker Canadian dollar and lower deductible costs due to changes in Saskatchewan’s potash taxation regulations in early 2015.

Lower total earnings and a discrete tax recovery resulted in income tax expense declining to $90 million in the third quarter, down from $156 million during 2014’s comparable period which included a discrete tax expense.

In August, we closed the acquisition of our 9.5 percent stake in Brazil-based Fertilizantes Heringer S.A. and entered into a long-term potash supply agreement with the company.

Market Outlook

Despite broad economic uncertainty, we continue to see strong underlying consumption trends across most key potash markets. We maintain our forecast for 2015 global shipments of 58 to 60 million tonnes, although we no longer expect they will reach the high end of this range.

In North America, cautious buying patterns in the third quarter are expected to keep total potash shipments for the year below 2014 levels. Although we anticipate healthy fall application demand will support fourth-quarter shipments, we now forecast total 2015 deliveries of 8.5-9.0 million tonnes.

In Latin America, while we expect potash shipments will remain at historically strong levels, credit challenges and currency volatility are likely to result in demand below last year’s record level. For the full year, we forecast shipments of 10.5-11.0 million tonnes.

In China, we anticipate that encouraging consumption trends for compound fertilizers and bulk blends will support healthy demand through the fourth quarter. We have slightly lowered our total potash shipment range for 2015 to 14.0-14.5 million tonnes to reflect modestly lower deliveries due to the recently implemented value-added tax on fertilizer sales.

In India, we remain encouraged by rising consumption trends for compound fertilizers, even in the absence of subsidy reform. Despite this trend, we have lowered our full-year potash shipment estimate to 4.2-4.5 million tonnes due to currency volatility and a weaker-than-normal monsoon.

In Other Asian markets (outside of China and India), we have slightly lowered our estimate for potash shipments to 8.3-8.7 million tonnes to reflect lower demand caused by weaker local currencies and adverse weather conditions affecting application requirements in certain regions.

Financial Outlook

In light of these market factors, we have revised full-year expectations for our potash business. We have lowered our sales volume guidance to a range of 9.0-9.2 million tonnes and now expect potash gross margin of $1.4-$1.5 billion, reflecting weaker volumes and pricing.

Consistent with our long-held strategy of matching supply to demand, we are accelerating the permanent closure date of our Penobsquis mine in New Brunswick to the end of November (annual operational capability of approximately 800,000 tonnes). While this will reduce available production levels until our new Picadilly mine is fully ramped up, it is expected to improve our cost profile and help manage inventories.

We are also preparing to take three-week inventory shutdowns at our Allan, Cory and Lanigan operations in Saskatchewan, beginning in mid-December. The combination of these shutdowns and the closure of Penobsquis is expected to reduce fourth-quarter production by nearly 500,000 tonnes and lead to slightly higher per-tonne cost of goods sold. We expect there will be no impact on our employment levels at these locations.

We have lowered the top end of our previous combined nitrogen and phosphate gross margin guidance range and now estimate we will generate between $1.0-$1.1 billion. In nitrogen, we expect total gross margin below last year’s record as increased global supply is expected to keep prices for most products below 2014 levels. Additionally, weaker North American demand, reduced production due to mechanical challenges and an expansion-related turnaround at Lima are expected to keep sales volumes below last year’s levels. In phosphate, supportive market fundamentals and our higher-netback product mix are expected to support gross margin above 2014 levels.

We have increased our estimate for provincial mining and other taxes to a range of 21-23 percent of potash gross margin due to a weaker Canadian dollar and lower deductible costs.

We have lowered our range for income from offshore equity investments to $165-$175 million due to a weaker-than-expected potash earnings environment and we have also slightly increased our estimate for selling and administrative expenses to a range of $245-$250 million.

Due to the continued strength of the US dollar, we have revised our full-year foreign exchange rate assumption to CDN$1.26 per US dollar.

As a result of the noted changes, we have revised our full-year 2015 earnings guidance to $1.55-$1.65 per share.

Other annual guidance numbers – including those noted above – are outlined in the table below.

2015 Guidance
Earnings per share	Annual: $1.55-$1.65
Potash sales volumes	9.0-9.2 million tonnes
Potash gross margin	$1.4-$1.5 billion
Nitrogen and phosphate gross margin	$1.0-$1.1 billion
Capital expenditures*	~$1.2 billion
Effective tax rate	26-28 percent
Provincial mining and other taxes**	21-23 percent
Selling and administrative expenses	$245-$250 million
Finance costs	$190-$200 million
Income from offshore equity investments***	$165-$175 million
Annual Foreign Exchange Rate	CDN$1.26 per US$
Annual EPS sensitivity to Foreign Exchange	US$ strengthens vs. CDN$ by $0.02 = +$0.01 EPS

*	Does not include capitalized interest
**	As a percentage of potash gross margin
***	Includes income from dividends and share of equity earnings

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company by capacity and plays an integral role in global food production. PotashCorp is the world’s largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients are required to help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is its primary market, the company also produces products for animal feed and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Randy Burton Director, Public Relations and Communications Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website:    www.potashcorp.com

This release contains “forward-looking statements” (within the meaning of the US Private Securities Litigation Reform Act of 1995) or “forward-looking information” (within the meaning of appropriate Canadian securities legislation) that relate to future events or our future performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this document, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; risks and uncertainties related to operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns; risks and uncertainties related to our international operations and assets; failure to prevent or respond to a major safety incident; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; catastrophic events or malicious acts, including terrorism; changes in currency and exchange rates; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; our prospects to reinvest capital in strategic opportunities and acquisitions; our ownership of non-controlling equity interests in other companies; the impact of further technological innovation; increases in the price or reduced availability of the raw materials that we use; security risks related to our information technology systems; strikes or other forms of work stoppage or slowdowns; timing and impact of capital expenditures; rates of return on, and the risks associated with, our investments and capital expenditures; changes in, and the effects of, government policies and regulations; certain complications that may arise in our mining process, including water inflows; our ability to attract, retain, develop and engage skilled employees; risks related to reputational loss; earnings; and the decisions of taxing authorities, which could affect our effective tax rates. These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results and Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in other documents and reports subsequently filed by us with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 29, 2015 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US	1-800-597-1419
	-	From Elsewhere	1-604-638-5350

Live Webcast:		Visit www.potashcorp.com
Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except as otherwise noted)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Sales (Note 2)	$ 1,529	$ 1,641	$ 4,925	$ 5,213
Freight, transportation and distribution	(128)	(141)	(380)	(465)
Cost of goods sold	(896)	(911)	(2,662)	(2,847)
Gross Margin	505	589	1,883	1,901
Selling and administrative expenses	(52)	(49)	(172)	(172)
Provincial mining and other taxes	(79)	(52)	(264)	(175)
Share of earnings of equity-accounted investees	32	20	103	85
Dividend income	7	7	38	100
Impairment of available-for-sale investment	—	—	—	(38)
Other income (Note 3)	8	5	11	36
Operating Income	421	520	1,599	1,737
Finance costs	(49)	(47)	(148)	(142)
Income Before Income Taxes	372	473	1,451	1,595
Income taxes (Note 4)	(90)	(156)	(382)	(466)
Net Income	$ 282	$ 317	$ 1,069	$ 1,129

Net Income per Share
Basic	$ 0.34	$ 0.38	$ 1.28	$ 1.34
Diluted	$ 0.34	$ 0.38	$ 1.28	$ 1.33

Dividends Declared per Share	$ 0.38	$ 0.35	$ 1.14	$ 1.05

Weighted Average Shares Outstanding
Basic	834,850,000	829,506,000	833,573,000	840,837,000
Diluted	837,454,000	835,835,000	837,377,000	847,429,000

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Net of related income taxes)	2015	2014	2015	2014

Net Income	$282	$317	$1,069	$1,129
Other comprehensive loss
Items that have been or may be subsequently reclassified to net income:
Available-for-sale investments (1)
Net fair value loss during the period	(450)	(229)	(391)	(194)
Cash flow hedges
Net fair value loss during the period (2)	(21)	(6)	(42)	(7)
Reclassification to income of net loss (3)	13	7	39	20
Other	(3)	(1)	(7)	3
Other Comprehensive Loss	(461)	(229)	(401)	(178)
Comprehensive (Loss) Income	$(179)	$88	$668	$951

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd., Sinofert Holdings Limited and other.
(2)	Cash flow hedges are comprised of natural gas derivative instruments and treasury lock derivatives and were net of income taxes of $11 (2014 - $3) for the three months ended September 30, 2015 and $23 (2014 - $4) for the nine months ended September 30, 2015.
(3)	Net of income taxes of $(7) (2014 - $(3)) for the three months ended September 30, 2015 and $(21) (2014 - $(11)) for the nine months ended September 30, 2015.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Operating Activities
Net income	$282	$317	$1,069	$1,129
Adjustments to reconcile net income to cash provided by operating activities (Note 5)	223	266	652	821
Changes in non-cash operating working capital (Note 5)	(147)	(9)	(6)	(49)
Cash provided by operating activities	358	574	1,715	1,901

Investing Activities
Additions to property, plant and equipment	(280)	(303)	(802)	(726)
Other assets and intangible assets	(53)	(2)	(68)	(12)
Cash used in investing activities	(333)	(305)	(870)	(738)

Financing Activities
Proceeds from long-term debt obligations	—	—	494	737
Repayment of long-term debt obligations	(502)	—	(502)	(500)
Proceeds from (repayment of) short-term debt obligations	414	55	(122)	14
Dividends	(313)	(281)	(899)	(857)
Repurchase of common shares	—	—	—	(1,065)
Issuance of common shares	—	2	42	32
Cash used in financing activities	(401)	(224)	(987)	(1,639)
(Decrease) Increase in Cash and Cash Equivalents	(376)	45	(142)	(476)
Cash and Cash Equivalents, Beginning of Period	449	107	215	628
Cash and Cash Equivalents, End of Period	$73	$152	$73	$152

Cash and cash equivalents comprised of:
Cash	$39	$63	$39	$63
Short-term investments	34	89	34	89
	$73	$152	$73	$152

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2014	$1,632	$234	$623	$(119)	$(1)	$503	$6,423	$8,792
Net income	—	—	—	—	—	—	1,069	1,069
Other comprehensive loss	—	—	(391)	(3)	(7)	(401)	—	(401)
Dividends declared	—	—	—	—	—	—	(957)	(957)
Effect of share-based compensation including issuance of common shares	56	(2)	—	—	—	—	—	54
Shares issued for dividend reinvestment plan	32	—	—	—	—	—	—	32
Balance - September 30, 2015	$1,720	$232	$232	$(122)	$(8)	$102	$6,535	$8,589

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	September 30, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$73	$215
Receivables	822	1,029
Inventories	725	646
Prepaid expenses and other current assets	72	48
	1,692	1,938
Non-current assets
Property, plant and equipment	12,907	12,674
Investments in equity-accounted investees	1,252	1,211
Available-for-sale investments	1,139	1,527
Other assets	280	232
Intangible assets	195	142
Total Assets	$17,465	$17,724

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$414	$1,032
Payables and accrued charges	1,000	1,086
Current portion of derivative instrument liabilities	81	80
	1,495	2,198
Non-current liabilities
Long-term debt (Note 6)	3,709	3,213
Derivative instrument liabilities	119	115
Deferred income tax liabilities	2,358	2,201
Pension and other post-retirement benefit liabilities	524	503
Asset retirement obligations and accrued environmental costs	568	589
Other non-current liabilities and deferred credits	103	113
Total Liabilities	8,876	8,932

Shareholders’ Equity
Share capital	1,720	1,632
Unlimited authorization of common shares without par value; issued and outstanding 834,948,893 and 830,242,574 at September 30, 2015 and December 31, 2014, respectively
Contributed surplus	232	234
Accumulated other comprehensive income	102	503
Retained earnings	6,535	6,423
Total Shareholders’ Equity	8,589	8,792
Total Liabilities and Shareholders’ Equity	$17,465	$17,724

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The accounting policies and methods of computation used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2014 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2014 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in November 2015.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. The accounting policies of the segments are the same as those described in Note 1. Inter-segment sales are made under terms that approximate market value.

	Three Months Ended September 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$603	$460	$466	$—	$1,529
Freight, transportation and distribution - third party	(55)	(23)	(50)	—	(128)
Net sales - third party	548	437	416	—
Cost of goods sold - third party	(254)	(292)	(350)	—	(896)
Margin (cost) on inter-segment sales (1)	—	16	(16)	—	—
Gross margin	294	161	50	—	505
Depreciation and amortization	(52)	(48)	(56)	(16)	(172)
Cash outflows for additions to property, plant and equipment	127	102	37	14	280
(1) Inter-segment net sales were $25.
	Three Months Ended September 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$633	$562	$446	$—	$1,641
Freight, transportation and distribution - third party	(64)	(30)	(47)	—	(141)
Net sales - third party	569	532	399	—
Cost of goods sold - third party	(274)	(314)	(323)	—	(911)
Margin (cost) on inter-segment sales (1)	—	15	(15)	—	—
Gross margin	295	233	61	—	589
Depreciation and amortization	(48)	(42)	(66)	(5)	(161)
Cash outflows for additions to property, plant and equipment	138	94	65	6	303
(1) Inter-segment net sales were $25.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

2. Segment Information (continued)

	Nine Months Ended September 30, 2015

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,089	$1,501	$1,335	$—	$4,925
Freight, transportation and distribution - third party	(178)	(73)	(129)	—	(380)
Net sales - third party	1,911	1,428	1,206	—
Cost of goods sold - third party	(772)	(905)	(985)	—	(2,662)
Margin (cost) on inter-segment sales (1)	—	41	(41)	—	—
Gross margin	1,139	564	180	—	1,883
Depreciation and amortization	(170)	(141)	(181)	(25)	(517)
Cash outflows for additions to property, plant and equipment	341	285	127	49	802
(1) Inter-segment net sales were $62.
	Nine Months Ended September 30, 2014

	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales - third party	$2,051	$1,799	$1,363	$—	$5,213
Freight, transportation and distribution - third party	(229)	(89)	(147)	—	(465)
Net sales - third party	1,822	1,710	1,216	—
Cost of goods sold - third party	(832)	(979)	(1,036)	—	(2,847)
Margin (cost) on inter-segment sales (1)	—	45	(45)	—	—
Gross margin	990	776	135	—	1,901
Depreciation and amortization	(165)	(128)	(234)	8	(519)
Cash outflows for additions to property, plant and equipment	365	209	141	11	726
(1) Inter-segment net sales were $83.

3. Other Income

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Foreign exchange gain	$24	$7	$36	$—
Legal settlements	—	—	—	17
Other (expenses) income	(16)	(2)	(25)	19
	$8	$5	$11	$36

4. Income Taxes

A separate estimated average annual effective tax rate was determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Income tax expense	$90	$156	$382	$466
Actual effective tax rate on ordinary earnings	27%	28%	27%	27%
Actual effective tax rate including discrete items	24%	33%	26%	29%
Discrete tax adjustments that impacted the tax rate	$(11)	$25	$(5)	$21

Significant items to note include the following:

•	In third-quarter 2015, a current tax recovery of $17 was recorded upon the conclusion of a tax authority audit.

•	In third-quarter 2014, a deferred tax expense of $11 was recorded as a result of a Chilean income tax rate increase.

•	In first-quarter 2014, a $38 discrete non-tax deductible impairment of an available-for-sale investment was recorded. This increased the actual effective tax rate including discrete items for the nine months ended September 30, 2014 by 1 percentage point.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2015

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Consolidated Statements of Cash Flow

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Reconciliation of cash provided by operating activities
Net income	$282	$317	$1,069	$1,129
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	172	161	517	519
Share-based compensation	1	3	20	22
Net (undistributed) distributed earnings of equity-accounted investees	(31)	54	(47)	51
Impairment of available-for-sale investment	—	—	—	38
Provision for deferred income tax	77	32	149	142
Pension and other post-retirement benefits	11	2	27	23
Asset retirement obligations and accrued environmental costs	5	7	(19)	16
Other long-term liabilities and miscellaneous	(12)	7	5	10
Subtotal of adjustments	223	266	652	821

Changes in non-cash operating working capital
Receivables	1	24	86	(80)
Inventories	(18)	7	(78)	24
Prepaid expenses and other current assets	(19)	(6)	(16)	21
Payables and accrued charges	(111)	(34)	2	(14)
Subtotal of changes in non-cash operating working capital	(147)	(9)	(6)	(49)
Cash provided by operating activities	$358	$574	$1,715	$1,901

Supplemental cash flow disclosure
Interest paid	$37	$40	$130	$132
Income taxes paid	$85	$122	$150	$292

6. Long-Term Debt

On March 26, 2015, the company closed the issuance of $500 of 3.00 percent senior notes due April 1, 2025. The senior notes were issued under a US shelf registration statement. On September 30, 2015, the company fully repaid $500 of 3.75 percent senior notes at maturity.

7. Share-Based Compensation

On May 12, 2015, the company’s shareholders approved the 2015 Performance Option Plan under which the company may, after February 20, 2015 and before January 1, 2016, grant options to acquire up to 3,500,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of September 30, 2015, options to purchase a total of 3,474,900 common shares had been granted under the plan. The weighted average fair value of options granted was $5.48 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$32.41
Expected annual dividend per share	$1.52
Expected volatility	31%
Risk-free interest rate	1.54%
Expected life of options	5.5 years

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Potash Sales (tonnes - thousands)
Manufactured Product
North America	684	789	2,132	2,720
Offshore	1,491	1,221	4,904	4,126
Manufactured Product	2,175	2,010	7,036	6,846

Potash Net Sales
(US $ millions)
Sales	$603	$633	$2,089	$2,051
Freight, transportation and distribution	(55)	(64)	(178)	(229)
Net Sales	$548	$569	$1,911	$1,822

Manufactured Product
North America	$194	$272	$700	$866
Offshore	351	293	1,199	942
Other miscellaneous and purchased product	3	4	12	14
Net Sales	$548	$569	$1,911	$1,822

Manufactured Product
Average Realized Sales Price per MT
North America	$283	$344	$328	$318
Offshore	$235	$240	$244	$228
Average	$250	$281	$270	$264
Cost of Goods Sold per MT	$(113)	$(131)	$(106)	$(117)
Gross Margin per MT	$137	$150	$164	$147

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Average Natural Gas Cost in Production per MMBtu	$4.75	$5.49	$4.85	$5.61
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia (1)	551	528	1,661	1,776
Urea	216	248	740	854
Solutions/Nitric acid/Ammonium nitrate	659	773	1,966	2,211
Manufactured Product	1,426	1,549	4,367	4,841

Fertilizer sales tonnes (1)	479	571	1,450	1,699
Industrial/Feed sales tonnes	947	978	2,917	3,142
Manufactured Product	1,426	1,549	4,367	4,841

Nitrogen Net Sales
(US $ millions)
Sales - third party	$460	$562	$1,501	$1,799
Freight, transportation and distribution - third party	(23)	(30)	(73)	(89)
Net sales - third party	437	532	1,428	1,710
Inter-segment net sales	25	25	62	83
Net Sales	$462	$557	$1,490	$1,793

Manufactured Product
Ammonia (2)	$240	$269	$753	$875
Urea	76	100	271	364
Solutions/Nitric acid/Ammonium nitrate	140	182	435	526
Other miscellaneous and purchased product (3)	6	6	31	28
Net Sales	$462	$557	$1,490	$1,793

Fertilizer net sales (2)	$151	$193	$488	$640
Industrial/Feed net sales	305	357	971	1,125
Other miscellaneous and purchased product (3)	6	7	31	28
Net Sales	$462	$557	$1,490	$1,793

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$434	$509	$453	$493
Urea	$352	$402	$366	$426
Solutions/Nitric acid/Ammonium nitrate	$212	$236	$221	$238
Average	$319	$356	$334	$365
Fertilizer average price per MT	$314	$339	$336	$377
Industrial/Feed average price per MT	$322	$365	$333	$358
Average	$319	$356	$334	$365
Cost of Goods Sold per MT	$(210)	$(209)	$(208)	$(207)
Gross Margin per MT	$109	$147	$126	$158

(1) Includes inter-segment ammonia sales (tonnes - thousands)	43	41	113	141
(2) Includes inter-segment ammonia net sales	$25	$25	$61	$81
(3) Includes inter-segment other miscellaneous and purchased product net sales	$—	$—	$1	$2

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	485	445	1,239	1,486
Feed and Industrial	277	280	853	862
Manufactured Product	762	725	2,092	2,348

Phosphate Net Sales
(US $ millions)
Sales	$466	$446	$1,335	$1,363
Freight, transportation and distribution	(50)	(47)	(129)	(147)
Net Sales	$416	$399	$1,206	$1,216

Manufactured Product
Fertilizer	$230	$201	$608	$656
Feed and Industrial	179	174	550	526
Other miscellaneous and purchased product	7	24	48	34
Net Sales	$416	$399	$1,206	$1,216

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$475	$452	$491	$441
Feed and Industrial	$647	$621	$645	$610
Average	$538	$517	$554	$503
Cost of Goods Sold per MT	$(475)	$(437)	$(471)	$(449)
Gross Margin per MT	$63	$80	$83	$54

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

			2015	2014

December 31				1.1601
September 30			1.3394	1.1208
Third-quarter average conversion rate			1.2794	1.0832

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Production
Potash production (KCl Tonnes - thousands)	2,131	1,453	7,130	6,169
Potash shutdown weeks (1)	8	9	13	14
Nitrogen production (N Tonnes - thousands)	734	787	2,279	2,450
Phosphate production (P2O5 Tonnes - thousands)	442	431	1,187	1,259
Phosphate P2O5 operating rate	93%	83%	83%	74%

Shareholders
PotashCorp’s total shareholder return	-33%	-8%	-40%	8%

Customers
Product tonnes involved in customer complaints (thousands)	30	9	51	24

Community
Taxes and royalties ($ millions) (2)	119	190	576	559

Employees
Percentage of senior staff positions filled internally	71%	73%	75%	84%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	1.29	1.32	1.02	1.20

Environment
Environmental incidents (4)	6	8	16	19

As at			September 30, 2015	December 31, 2014

Number of employees
Potash			2,699	2,534
Nitrogen			810	802
Phosphate			1,435	1,385
Other			453	415
Total			5,397	5,136

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)	Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).
(3)	Total site includes PotashCorp employees, contractors and others on site (as defined in our 2014 Annual Integrated Report).
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2014 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, cash flows or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.	EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net income	$282	$317	$1,069	$1,129
Finance costs	49	47	148	142
Income taxes	90	156	382	466
Depreciation and amortization	172	161	517	519
EBITDA	$593	$681	$2,116	$2,256
Impairment of available-for-sale investment	—	—	—	38
Adjusted EBITDA	$593	$681	$2,116	$2,294

EBITDA is calculated as net income before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as net income before finance costs, income taxes, depreciation and amortization and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the charges associated with impairments. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Sales	$1,529	$1,641	$4,925	$5,213
Freight, transportation and distribution	(128)	(141)	(380)	(465)
Net sales	$1,401	$1,500	$4,545	$4,748

Net income as a percentage of sales	18%	19%	22%	22%
Adjusted EBITDA margin	42%	45%	47%	48%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing EBITDA to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes share of earnings of equity-accounted investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.	CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Cash flow prior to working capital changes	$505	$583	$1,721	$1,950
Changes in non-cash operating working capital
Receivables	1	24	86	(80)
Inventories	(18)	7	(78)	24
Prepaid expenses and other current assets	(19)	(6)	(16)	21
Payables and accrued charges	(111)	(34)	2	(14)
Changes in non-cash operating working capital	(147)	(9)	(6)	(49)
Cash provided by operating activities	$358	$574	$1,715	$1,901
Additions to property, plant and equipment	(280)	(303)	(802)	(726)
Other assets and intangible assets	(53)	(2)	(68)	(12)
Changes in non-cash operating working capital	147	9	6	49
Free cash flow	$172	$278	$851	$1,212

Management uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.